EXHIBIT 99.1

FirstCash Reports First Quarter EPS of $0.90 and Raises Full Year Guidance;
Announces Acquisitions and Openings of 156 Stores;
Declares Quarterly Dividend of $0.22 per Share;
Completes Share Repurchase Plans and Adds New $100 Million Authorization
____________________________________________________________

Fort Worth, Texas (April 26, 2018) -- FirstCash, Inc. (the “Company”) (NYSE: FCFS), the leading international operator of 2,247 retail pawn stores in the U.S. and Latin America, today announced record revenue, net income and earnings per share for the three month period ended March 31, 2018. In addition, the Company announced that it increased its earnings per share guidance for 2018, that the Board of Directors declared a $0.22 per share quarterly cash dividend and that the Company has completed its previously authorized share buyback programs and the Board of Directors authorized an additional $100 million for future share repurchases.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash is off to a great start in 2018 as first quarter earnings per share of $0.90 grew 34% over the prior year on the strength of Latin American revenue growth, rapidly improving U.S. profitability metrics, further merger synergies and the reduced U.S. corporate tax rate. These results, along with continued investments in store additions, strengthening pawn demand and continued share repurchases provide the catalysts to increase our full year 2018 earnings guidance by $0.20 per share, representing 22% to 30% EPS growth versus the prior year.

“We are excited to announce several acquisitions, highlighted by the purchase in March of 126 stores in Mexico. In the U.S., we acquired three single stores in the first quarter and, in early April, completed an acquisition of a 12 store chain in Tennessee and Georgia and a single store in Maryland. These all-cash acquisitions, coupled with de novo store openings, which includes our first store in Colombia, brings our total store count to 2,247 locations, of which 1,136 locations are in our primary growth market of Latin America and represent 51% of the total store base.” Mr. Wessel concluded.

Adjusted earnings measures for 2018 exclude merger and acquisition related expenses, which are further described, along with the adjustments for 2017 results, in the detailed reconciliations of adjusted earnings provided at the end of this release.

	Three Months Ended March 31,
	2018		2017
In thousands, except per share amounts	As Reported	Adjusted	As Reported	Adjusted
	(GAAP) *	(Non-GAAP)	(GAAP) *	(Non-GAAP)
Revenue	$449,800	$449,800	$447,576	$447,576
Net income	$41,635	$41,819	$32,645	$33,053
Diluted earnings per share	$0.90	$0.90	$0.67	$0.68
EBITDA (non-GAAP measure)	$72,279	$72,518	$72,271	$72,918
Weighted average diluted shares	46,479	46,479	48,402	48,402

*	Other than EBITDA, which is a non-GAAP financial measure. See the detailed reconciliation of non-GAAP financial measures provided at the end of this release.

Earnings Highlights

•
Diluted earnings per share increased 34% in the first quarter of 2018 compared to the first quarter of 2017, while on a non-GAAP adjusted basis, diluted earnings per share increased 32% for the first quarter compared to the prior-year quarter.

•	Net income for the first quarter of 2018 increased 28% compared to the first quarter of 2017, while on a non-GAAP adjusted basis, net income for the quarter increased 27%.

•
For the trailing twelve months ended March 31, 2018, consolidated revenues totaled $1.8 billion, net income was $153 million and adjusted EBITDA totaled $273 million. EBITDA and adjusted EBITDA are non-GAAP measures and are calculated in the detailed reconciliation of non-GAAP financial measures provided at the end of this release.

•
Cash flow from operating activities for the trailing twelve months ended March 31, 2018 totaled $248 million, compared to $136 million in the prior-year comparative period. Adjusted free cash flow, a non-GAAP measure, was $246 million for the twelve months ended, an increase of 46% over the comparable prior-year amount of $168 million. Adjusted free cash flow is a non-GAAP measure and is calculated in the detailed reconciliation of non-GAAP financial measures provided at the end of this release.

•
The Company continued to drive further merger-related cost synergies, including depreciation savings, during the first quarter. Consolidated administrative expenses for the first quarter of 2018 were $28 million, which compares favorably to $33 million in the first quarter of 2017 and pro forma administrative expenses of $43 million in the first quarter of 2016 prior to the merger. Consolidated depreciation and amortization expense in the first quarter was $11 million, compared to $14 million in the comparable 2017 quarter and $18 million in the first quarter 2016 on a pro forma basis.

•	The profit margin on income before taxes for the first quarter improved from 11.7% last year to 12.4% this year, while the net income margin improved from 7.3% to 9.3% over the same periods.

•
Net income and earnings per share for the first quarter included the benefit of the lower U.S. corporate tax rate of approximately $4 million, or $0.09 per share, as compared to the first quarter of 2017. The U.S. tax benefit was partially offset by expected contraction in non-core consumer lending operations, which negatively impacted earnings by approximately $0.07 to $0.08 per share as compared to the prior year.

•	The weighted average share count in the first quarter of 2018 declined 4% compared to the prior year as the Company continued to repurchase shares funded primarily through operating cash flows.

Acquisition and Store Opening Highlights

•
The Company continues to invest in strategic acquisitions having already completed multiple transactions this year to acquire a total of 142 locations in the U.S. and Mexico for aggregate, all-cash consideration of $24 million. Highlights of these transactions include:

◦
The acquisition of 126 pawn locations in Mexico, operating under the Prendamex brand, was completed on March 1, 2018. Most of these locations are smaller-format, jewelry-focused stores located in urban markets in eight states in central and southern Mexico. As with the previous Maxi Prenda acquisition in early 2016, which were also smaller-format locations, the Company believes there is significant long-term growth potential in these stores through implementing the FirstPawn IT platform and by training associates in Company best practices that increase focus on general merchandise lending and retail operations. Additionally, many of these smaller stores will benefit from revenue and cost synergies arising from their proximity to the Company’s larger full-service stores. The all-cash acquisition was funded with available cash balances in Mexico.

◦
The Company acquired 12 full-service pawn locations operating under the U.S. Money Shops brand located in Tennessee and Georgia. These stores integrate well into the Company’s existing footprint in these markets where the Company now has a total of 53 locations in Tennessee and 46 locations in Georgia. The all-cash acquisition closed on April 6, 2018, subsequent to quarter end, and is not included in the quarter end store counts.

◦
During the first quarter, the Company completed three additional single store acquisitions in the states of Louisiana, North Carolina and Texas. In addition, the acquisition of a single store located in Maryland was completed in April, which is not included in the quarter end store counts.

•
FirstCash opened a total of 11 large format de novo locations in Latin America during the first quarter, which included nine stores in Mexico and single stores in Guatemala and Colombia. The Colombian store opening marks the Company’s first location in South America, while the Guatemalan store is the Company’s first large format, First Cash-branded store in that market.

•	The Company has a strong pipeline of additional de novo locations which are expected to open in 2018, including at least four additional stores in Colombia.

•	As of April 26, 2018, FirstCash operated 2,247 stores, composed of 1,136 stores in Latin America, representing 51% of the store base, and 1,111 stores in the U.S., representing 49% of the store base.

Note: Certain growth rates in “Latin American Operations” are calculated on a constant currency basis, a non-GAAP measure defined at the end of this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for the three-month period ended March 31, 2018 was 18.8 pesos / dollar, a favorable change of 8% versus the comparable prior-year period.

Latin American Operations

•
Revenues for the first quarter totaled $123 million, an increase of 25% on a U.S. dollar translated basis and 16% on a constant currency basis as compared to the first quarter of 2017, driven by strong same-store sales results and contributions from new stores.

•
Same-store core pawn revenues, which includes pawn lending fees and retail merchandise sales, for the quarter increased 23% on a U.S. dollar translated basis, driven by a 23% increase in both same-store retail sales and pawn fees compared to the prior-year quarter. On a constant currency basis, core same-store revenues and both of its components, retail sales and pawn fees, increased 13% compared to the prior-year quarter.

•	Retail margins for the first quarter were consistent with the prior year and previous sequential quarter at 36%.

•
Pawn loans, the leading indicator of future revenue growth, increased by 22%, or 19% on a constant currency basis, versus the same prior-year quarter and totaled $86 million at March 31, 2018. Same-store pawn loans at quarter end increased 14% on a dollar translated basis and increased 12% on a constant currency basis compared to the same prior-year quarter.

•
Inventories at March 31, 2018 increased $16 million to $67 million compared to $51 million a year ago. The increase was driven by the net addition of 167 stores over the past twelve months and continued maturation of existing stores, including the smaller format Maxi Prenda stores acquired just over two years ago. As of March 31, 2018, inventories aged greater than one year remained extremely low at 1%. Inventory turns in Latin America for the prior twelve month period were 4.0 times.

•
Pre-tax operating income for the Latin American segment increased 32% in U.S. dollars and 23% on a constant currency basis for the first quarter, while the net segment operating margin increased over 100 basis points to 22.2%.

U.S. Operations

•
Revenues for the first quarter totaled $327 million, a decrease of 6% compared to the first quarter of 2017, which includes the expected impact of a 28% decline in non-core consumer loan and credit services fees and a 10% decline in non-core scrap jewelry sales.

•
Same-store retail sales for the first quarter were even with the prior-year quarter in the First Cash stores while down 5% in the Cash America stores, which reflected intentionally lower inventory levels, especially in aged categories, compared to the prior year. As a result, overall same-store retail sales in the U.S. declined just under 4% for the first quarter compared to the prior-year quarter.

•
Same-store pawn fee revenues decreased 5% in the first quarter compared to the prior-year quarter due to the expected year-over-year decline in the Cash America pawn balances, partially offset by a 4% increase in the legacy First Cash stores and improved yields on the Cash America pawn receivables. Same-store pawn fee revenues in the Cash America stores declined 8% in the first quarter compared to an 11% decrease in the prior sequential quarter.

•
Retail margins improved sequentially to 35% for the quarter compared to 33% and 34% in the third and fourth quarter of 2017, respectively. The retail margin in the Cash America locations saw even stronger sequential improvement at 34% compared to 31% in the fourth quarter of 2017.

•
Pawn loans outstanding at March 31, 2018 totaled $237 million, a decrease of 3% in total and on a same-store basis. This represented a significant sequential improvement over the fourth quarter of 2017 when pawn loans were down 6% overall and 7% on a same-store basis. Pawn loans in the legacy First Cash stores increased 6% on a same-store basis, marking the sixth sequential quarter of positive year-over-year comparisons. Pawn loans in the Cash America stores also saw significant sequential improvement as the 6% decrease in same store pawn loans outstanding at March 31, 2018 compared favorably to the 10% decline last quarter.

•
Inventories at March 31, 2018 declined $70 million, or 27%, to $188 million compared to $258 million a year ago, primarily from strategic reductions in overall inventory levels, including focused liquidation of aged inventories in the Cash America stores. As of March 31, 2018, inventories aged greater than one year were 5%. Aged inventories in the legacy First Cash stores were consistent at 5%, while aged inventories in the Cash America stores were also 5%, a significant sequential improvement over the 7% aged level last quarter and 14% aged level in the first and second quarter of 2017. Inventory turns in the U.S. for the prior twelve month period were 2.5 times. Inventory turns in the U.S. are slower than Latin America due to the larger jewelry component in the U.S. compared to a greater general merchandise inventory component in Latin America.

•
The Company entered into an agreement in early April 2018 to sell the remaining assets of its California consumer lending operations, which were part of the Cash America merger. The Company closed three of the locations in the first quarter with the assets of the remaining eight locations being sold during the second quarter. After the second quarter, the Company will no longer have operations in California. The Company expects to record a small loss resulting from the sale of less than $0.01 per share, which includes the cost of terminating the remaining lease liabilities.

Cash Dividend and Stock Repurchases

•	During the first quarter, the Company paid a $0.22 per share cash dividend on common shares outstanding that totaled $10 million.

•
The Board of Directors declared a $0.22 per share second quarter cash dividend on common shares outstanding, which will be paid on May 31, 2018 to stockholders of record as of May 15, 2018. Any future dividends are subject to approval by the Company’s Board of Directors.

•
The Company completed the $100 million share repurchase authorization initiated in June 2017 by repurchasing 239,000 shares during January 2018 at an aggregate cost of $17 million. The average repurchase price for the entire plan was $61.63 per share.

•
The Company also completed the October 2017 $100 million share repurchase authorization after repurchasing 1,139,000 shares through quarter end and an additional 143,000 shares through April 6th at an average repurchase price of $78.01 per share.

•
Given the completion of repurchases under both prior plans and the strong cash flows from the business, the Company’s Board of Directors authorized a new $100 million share repurchase program that became effective on April 25, 2018. The Company expects to complete this authorization in 2018, subject to expected liquidity, debt covenant restrictions and other relevant factors.

•
Since the merger with Cash America in September 2016, the Company has repurchased a total of 3,137,000 shares at an average repurchase price of $67.04 per share, resulting in a 6.5% reduction from the number of shares outstanding at the time of the merger.

Liquidity and Return Metrics

•
The Company generated $248 million in cash flows from operations and $246 million in adjusted free cash flow during the twelve months ended March 31, 2018 compared to $136 million and $168 million, respectively, during the same prior-year period. Adjusted free cash flow is a non-GAAP measure and is calculated in the detailed reconciliation of non-GAAP financial measures provided at the end of this release.

•
While the Company funded share repurchases in the first quarter totaling $100 million, paid $10 million in dividends and funded acquisitions totaling $13 million, outstanding debt was reduced by $24 million during the first quarter of 2018 to $383 million. Outstanding debt at March 31, 2018 includes the $300 million senior notes due in 2024 and $83 million drawn on the $400 million unsecured credit facility. This compares to $337 million of outstanding debt a year ago and $560 million of outstanding debt at September 30, 2016, immediately following the merger.

•	As of March 31, 2018, the Company had $110 million in cash on its balance sheet and $312 million of availability for future borrowings under its long-term, unsecured credit facility.

•
The ratio of net debt, defined as total debt less cash and cash equivalents, to trailing twelve months adjusted EBITDA, as defined in the Company’s senior notes covenants, was 1.0 to 1. The calculation of the net debt ratio is included in the detailed reconciliation of non-GAAP financial measures provided at the end of this release.

•
The return on assets for the trailing twelve months ended March 31, 2018 was 7.4%, while the return on tangible assets was 13.5% for the same period. The return on equity was 10.4% for the trailing twelve months ended March 31, 2018.

Fiscal 2018 Outlook

•
The Company is increasing its fiscal full-year 2018 guidance for earnings per share to be in the range of $3.35 to $3.55, which compares to previous 2018 guidance issued on February 1, 2018, of $3.15 to $3.35 per share. The increase reflects the strong first quarter performance and anticipated earnings contributions, primarily in the fourth quarter, from increased pawn loan demand and recent acquisitions. The updated 2018 guidance represents year-over-year earnings per share growth to be in a range of 22% to 30% compared to 2017 adjusted diluted earnings per share of $2.74.

•The estimate of expected earnings per share includes the following assumptions:

◦
The Company now expects to add approximately 200 locations in 2018, which includes the 126 smaller format Prendamex stores, 30 large format stores opened or acquired thus far and 40 to 50 additional large format locations over the remainder of the year.

◦	An expected effective income tax rate for fiscal 2018 of approximately 26% to 27%, which compares to the effective rate, excluding the impact of the Tax Act, of 32.3% for fiscal 2017.

◦
An estimated exchange rate of approximately 20.0 Mexican pesos / U.S. dollar for fiscal 2018 compared to the foreign exchange rate of 18.9 Mexican pesos / U.S. dollar in fiscal 2017. The forecast reflects continued potential currency volatility, related primarily to ongoing trade and immigration discussions between the U.S. and Mexico. As a reminder, other than normal cash transfers from Latin America to the U.S. parent for certain royalties and management fees, the Company does not intend to repatriate earnings from Mexico to the U.S. but rather reinvest profits from Latin America into further expansion throughout the region.

◦
An anticipated earnings drag in fiscal 2018 of approximately $0.15 to $0.17 per share due to expected strategic reductions in consumer lending operations, primarily through store closings and divestitures that includes the California operations and the elimination of remaining non-franchised check cashing operations. Consumer lending operations are now expected to contribute approximately 3% of revenue in 2018.

◦	An estimated earnings drag in 2018 for merger related expenses of $0.02 to $0.04 per share, net of tax.

Additional Commentary and Analysis

Mr. Wessel further commented, “The strong earnings results for the first quarter and increased full-year guidance reflect a number of positive catalysts. We continue to post strong revenue and store growth in Latin America, driven by a combination of de novo store openings and strategic acquisitions. We believe the combination of an improving U.S. operating environment, continued merger integration progress and the strength of our free cash flows will drive both near and long-term earnings growth.

“FirstCash’s Latin America operations continue to deliver tremendous growth as evidenced by increases in core revenue of 17% and total pawn receivables of 19%, both on a constant currency basis versus the prior year. The particularly strong growth rate in pawn receivables is especially important as it is a leading indicator of future revenue growth. De novo stores opened over the past few years continue to mature as expected and the Maxi Prenda stores that were acquired approximately two years ago continue to produce excellent returns driven in part by improved retail sales that were up 36% quarter-over-quarter (28% on a constant currency basis).

“The acquisition announced today of the 126 Prendamex stores in Mexico has many of the same characteristics as the Maxi Prenda stores and we believe that over time these stores can show similar improvements in retail sales and other operating and return metrics, which we can achieve by implementing our full-service lending and retail model, supported by our superior technology platform, retail strategies and revenue synergies from nearby full-service locations. These typically smaller format locations, located in neighborhoods where it is difficult to open larger locations, significantly expands our playing field in Latin America by increasing the number of potential store formats in each country.

“We are also excited to announce the expansion of FirstCash’s Latin American operations into South America with the opening of the first store in Bogota, Colombia. We intend to open several more stores this year and believe the Colombian market can support several hundred stores over time. In many ways, our start in Colombia today is similar to Mexico when we started there in 1999 with our first four large format stores. We believe that our well-organized, large format locations with a diversified merchandise mix will be a market disrupter and will provide significant growth opportunities in South America. In addition, we opened our first de novo, large format store in Guatemala this quarter, where there are now 34 stores in what is proving to be an excellent market with strong operating margins, limited competition and ample opportunities for expansion.

“In the U.S., the operating environment for pawn lending continues to improve. We saw further improvement in pawn loan demand during the quarter, as the seasonal pawn loan paydown cycle driven by income tax refunds was shorter and less pronounced. Additionally, the markets negatively impacted by hurricanes last fall saw solid first quarter 2018 recoveries in pawn loan balances. Retail sales, which are almost exclusively generated from our neighborhood storefronts, remain solid despite competition from other retailers and on-line exchange platforms. Most notably, we are seeing strong sequential retail margin expansion and improving inventory turn ratios, which are indicative of the unique value proposition we provide our loyal customers in their local markets.

“With this momentum, we anticipate that consolidated U.S. same-store comparative year-over-year pawn receivables and pawn fee revenues will both turn positive in the third quarter. These are important post merger milestones that we now expect to achieve sooner than initially anticipated. The particularly strong sequential improvements in loan balances and retail margins in the Cash America stores are the direct result of our efforts to quickly and efficiently integrate all of the stores onto the FirstPawn IT platform during 2017. The Cash America store associates can now utilize real time pricing data from more than 1,100 U.S. locations to quickly determine the true retail value of an item based on the millions of U.S. pawn and retail transactions we process every year.

“The continued growth of the U.S. pawn operations should be further enhanced with the announced April acquisitions of 13 stores, primarily in the southeastern U.S., where we continue to expand and fill in these key markets that have growing populations and favorable customer demographics. At the same time, we continue to intentionally divest and further reduce the remaining non-core consumer lending operations, including today’s announced sale of the California consumer lending operations.

“The significant operating synergies from the merger with Cash America continue to be realized as trailing twelve month synergies are now at $70 million compared to pre-merger pro forma levels. We now anticipate in-place run rate synergies of at least $75 million as we complete fiscal 2018, which is well in excess of the original target of $65 million.

“Utilizing our robust cash flows, during the quarter we repurchased 1,378,000 shares, acquired 129 stores, paid a $10 million dividend and paid down $24 million of our credit facility. The Board of Directors authorized an additional $100 million share repurchase program, the third such $100 million authorization since the merger closed in September of 2016. We continue to believe that the best use of cash is de novo store openings and strategic acquisitions followed by share repurchases and dividends. Fortunately, our strong cash flows and balance sheet currently allow us to do all of these. In 2017, we returned approximately 100% of our net income to shareholders in the form of dividends and buybacks and expect to return at least similar levels in 2018 in addition to further investments in de novo store growth and strategic acquisitions.

“In closing, we remain committed to pawn-focused earnings growth strategies in both Latin America and the U.S. where we continue to invest in new stores and accretive acquisitions to build a larger and more diversified multi-country earnings platform. This quarter we continued to deliver on this strategy, announcing two sizeable acquisitions while continuing to open new large format stores in Latin America across three countries, including our first in South America. Coupled with our capacity to repurchase stock and pay cash dividends, we are excited about our prospects for driving long-term shareholder value,” concluded Rick Wessel, FirstCash chief executive officer.

About FirstCash

FirstCash is the leading international operator of pawn stores with over 2,200 retail pawn and consumer lending locations in 25 U.S. states and Latin America, which includes all the states in Mexico and the countries of Guatemala, El Salvador and Colombia. The Company employs approximately 17,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 97% of the Company’s revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the NYSE, home to many of the world’s most iconic brands, technology business leaders and emerging growth companies shaping today’s global economic landscape. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

These forward-looking statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in (i) the Company’s 2017 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2018, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and (ii) other reports filed with the SEC, including the Company’s forthcoming Quarterly Report on Form 10-Q. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Revenue:
Retail merchandise sales	$269,841	$259,994
Pawn loan fees	129,793	128,251
Wholesale scrap jewelry sales	34,725	38,111
Consumer loan and credit services fees	15,441	21,220
Total revenue	449,800	447,576

Cost of revenue:
Cost of retail merchandise sold	174,497	165,635
Cost of wholesale scrap jewelry sold	32,495	34,949
Consumer loan and credit services loss provision	3,727	4,092
Total cost of revenue	210,719	204,676

Net revenue	239,081	242,900

Expenses and other income:
Store operating expenses	138,561	136,744
Administrative expenses	28,002	33,238
Depreciation and amortization	11,283	14,243
Interest expense	6,198	6,113
Interest income	(981)	(327)
Merger and other acquisition expenses	239	647
Total expenses and other income	183,302	190,658

Income before income taxes	55,779	52,242

Provision for income taxes	14,144	19,597

Net income	$41,635	$32,645

Net income per share:
Basic	$0.90	$0.67
Diluted	$0.90	$0.67

Weighted average shares outstanding:
Basic	46,426	48,389
Diluted	46,479	48,402

Dividends declared per common share	$0.22	$0.19

FIRSTCASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,		December 31,
	2018	2017	2017
ASSETS
Cash and cash equivalents	$110,408	$73,148	$114,423
Fees and service charges receivable	40,022	38,021	42,736
Pawn loans	322,625	314,505	344,748
Consumer loans, net	17,447	22,209	23,522
Inventories	254,298	308,165	276,771
Income taxes receivable	24	18,419	19,761
Prepaid expenses and other current assets	21,575	14,331	20,236
Total current assets	766,399	788,798	842,197

Property and equipment, net	234,126	237,258	230,341
Goodwill	844,516	835,567	831,145
Intangible assets, net	91,764	101,594	93,819
Other assets	54,392	69,088	54,045
Deferred tax assets	12,499	11,249	11,237
Total assets	$2,003,696	$2,043,554	$2,062,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$88,328	$79,726	$84,331
Customer deposits	35,692	36,983	32,019
Income taxes payable	12,266	1,041	4,221
Total current liabilities	136,286	117,750	120,571

Revolving unsecured credit facility	83,000	137,000	107,000
Senior unsecured notes	295,400	196,721	295,243
Deferred tax liabilities	49,063	74,368	47,037
Other liabilities	15,661	30,480	17,600
Total liabilities	579,410	556,319	587,451

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	493	493	493
Additional paid-in capital	1,220,491	1,217,756	1,220,356
Retained earnings	525,847	410,874	494,457
Accumulated other comprehensive loss	(90,043)	(96,801)	(111,877)
Common stock held in treasury, at cost	(232,502)	(45,087)	(128,096)
Total stockholders’ equity	1,424,286	1,487,235	1,475,333
Total liabilities and stockholders’ equity	$2,003,696	$2,043,554	$2,062,784

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	Latin America operations - Includes all pawn and consumer loan operations in Latin America, which currently includes operations in Mexico, Guatemala, El Salvador and Colombia

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The scrap jewelry generated in Latin America is sold and settled in U.S. dollars and is therefore not affected by foreign currency translation. A small percentage of the operating and administrative expenses in Latin America are also billed and paid in U.S. dollars which are not affected by foreign currency translation. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans, consumer loans, net and inventories as well as other earning asset metrics of the Latin America operations segment as of March 31, 2018 as compared to March 31, 2017 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				Balance at
				March 31,	Increase /
	Balance at March 31,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$85,603	$70,272	22%	$83,629	19%
Inventories	66,772	50,634	32%	65,213	29%
Consumer loans, net	363	376	(3)%	354	(6)%
	$152,738	$121,282	26%	$149,196	23%

Average outstanding pawn loan amount (in ones)	$67	$62	8%	$66	6%

Composition of pawn collateral:
General merchandise	81%	81%
Jewelry	19%	19%
	100%	100%

Composition of inventories:
General merchandise	75%	74%
Jewelry	25%	26%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			March 31,	Increase /
	March 31,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$83,789	$66,328	26%	$77,360	17%
Pawn loan fees	33,551	26,433	27%	31,008	17%
Wholesale scrap jewelry sales	5,268	5,214	1%	5,268	1%
Consumer loan and credit services fees	402	405	(1)%	370	(9)%
Total revenue	123,010	98,380	25%	114,006	16%

Cost of revenue:
Cost of retail merchandise sold	53,881	42,138	28%	49,760	18%
Cost of wholesale scrap jewelry sold	4,842	4,267	13%	4,455	4%
Consumer loan and credit services loss provision	83	102	(19)%	76	(25)%
Total cost of revenue	58,806	46,507	26%	54,291	17%

Net revenue	64,204	51,873	24%	59,715	15%

Segment expenses:
Store operating expenses	34,178	28,776	19%	31,812	11%
Depreciation and amortization	2,709	2,397	13%	2,521	5%
Total segment expenses	36,887	31,173	18%	34,333	10%

Segment pre-tax operating income	$27,317	$20,700	32%	$25,382	23%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, consumer loans, net and inventories as well as other earning asset metrics of the U.S. operations segment as of March 31, 2018 as compared to March 31, 2017 (dollars in thousands, except as otherwise noted):

	Balance at March 31,		Increase /
	2018	2017	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$237,022	$244,233	(3)%
Inventories	187,526	257,531	(27)%
Consumer loans, net (1)	17,084	21,833	(22)%
	$441,632	$523,597	(16)%

Average outstanding pawn loan amount (in ones)	$164	$154	6%

Composition of pawn collateral:
General merchandise	34%	36%
Jewelry	66%	64%
	100%	100%

Composition of inventories:
General merchandise	39%	44%
Jewelry	61%	56%
	100%	100%

Percentage of inventory aged greater than one year	5%	12%

(1)
Does not include the off-balance sheet principal portion of active CSO extensions of credit made by independent third-party lenders. These amounts, net of the Company’s estimated fair value of its liability for guaranteeing the extensions of credit, totaled $7 million and $9 million as of March 31, 2018 and 2017, respectively.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017 (dollars in thousands):

	Three Months Ended
	March 31,
	2018	2017	Decrease
U.S. Operations Segment
Revenue:
Retail merchandise sales	$186,052	$193,666	(4)%
Pawn loan fees	96,242	101,818	(5)%
Wholesale scrap jewelry sales	29,457	32,897	(10)%
Consumer loan and credit services fees	15,039	20,815	(28)%
Total revenue	326,790	349,196	(6)%

Cost of revenue:
Cost of retail merchandise sold	120,616	123,497	(2)%
Cost of wholesale scrap jewelry sold	27,653	30,682	(10)%
Consumer loan and credit services loss provision	3,644	3,990	(9)%
Total cost of revenue	151,913	158,169	(4)%

Net revenue	174,877	191,027	(8)%

Segment expenses:
Store operating expenses	104,383	107,968	(3)%
Depreciation and amortization	5,555	6,419	(13)%
Total segment expenses	109,938	114,387	(4)%

Segment pre-tax operating income	$64,939	$76,640	(15)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s Latin America operations segment and U.S. operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended
	March 31,
	2018	2017
Consolidated Results of Operations
Segment pre-tax operating income:
Latin America operations segment pre-tax operating income	$27,317	$20,700
U.S. operations segment pre-tax operating income	64,939	76,640
Consolidated segment pre-tax operating income	92,256	97,340

Corporate expenses and other income:
Administrative expenses	28,002	33,238
Depreciation and amortization	3,019	5,427
Interest expense	6,198	6,113
Interest income	(981)	(327)
Merger and other acquisition expenses	239	647
Total corporate expenses and other income	36,477	45,098

Income before income taxes	55,779	52,242

Provision for income taxes	14,144	19,597

Net income	$41,635	$32,645

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the three months ended March 31, 2018:

		Consumer
	Pawn	Loan	Total
	Locations (1), (2)	Locations (2), (3)	Locations
Latin America operations segment:
Total locations, beginning of period	971	28	999
New locations opened	11	—	11
Locations acquired	126	—	126
Locations closed or consolidated	(3)	—	(3)
Total locations, end of period	1,105	28	1,133

U.S. operations segment:
Total locations, beginning of period	1,068	44	1,112
Locations acquired (4)	3	—	3
Locations closed or consolidated	(7)	(3)	(10)
Total locations, end of period	1,064	41	1,105

Total:
Total locations, beginning of period	2,039	72	2,111
New locations opened	11	—	11
Locations acquired (4)	129	—	129
Locations closed or consolidated	(10)	(3)	(13)
Total locations, end of period	2,169	69	2,238

(1)
At March 31, 2018, 311 of the U.S. pawn stores, which are primarily located in Texas and Ohio, also offered consumer loans or credit services products, while 49 Mexico pawn stores offered consumer loan products.

(2)
The Company closed 10 pawn stores, seven in the U.S. and three in Latin America, during the first quarter of 2018, which were primarily smaller format stores emphasizing payday lending or underperforming locations which were consolidated into existing stores, an opportunity driven by acquisitions and the merger. Additionally, three consumer loan stores were closed in the U.S. during the quarter.

(3)
The Company’s U.S. free-standing consumer loan locations offer consumer loans and/or credit services products and are located in Ohio, Texas, California and limited markets in Mexico. Subsequent to March 31, 2018, the Company entered into an agreement to sell the assets of the eight remaining California consumer loan locations included in this table. The table does not include 62 check cashing locations operated by independent franchises under franchising agreements with the Company.

(4)	The table does not include the 13 U.S. pawn stores acquired in April 2018.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies.

The Company has adjusted the applicable financial measures to exclude, among other expenses and benefits, merger related expenses because it generally would not incur such costs and expenses as part of its continuing operations. The merger related expenses are predominantly incremental costs directly associated with the merger and integration of Cash America, including professional fees, legal expenses, severance and retention payments, accelerated vesting of certain equity compensation awards, contract breakage costs and costs related to consolidation of technology systems and corporate facilities.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Net Income Per Share
Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended March 31,
	2018		2017
	In Thousands	Per Share	In Thousands	Per Share
Net income, as reported	$41,635	$0.90	$32,645	$0.67
Adjustments, net of tax:
Merger and other acquisition expenses:
Severance and retention	42	—	354	0.01
Other	142	—	54	—
Total merger and other acquisition expenses	184	—	408	0.01
Adjusted net income	$41,819	$0.90	$33,053	$0.68

The following table provides a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended March 31,
	2018			2017
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$239	$55	$184	$647	$239	$408

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance and adjusted EBITDA is used in the calculation of the Net Debt Ratio as defined in the Company’s senior notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2018	2017	2018		2017
Net income	$41,635	$32,645		$152,882		$79,598
Income taxes	14,144	19,597		22,967		46,430
Depreciation and amortization	11,283	14,243		52,273		41,171
Interest expense	6,198	6,113		24,120		21,973
Interest income	(981)	(327)		(2,251)		(804)
EBITDA	72,279	72,271		249,991		188,368
Adjustments:
Merger and other acquisition expenses	239	647		8,654		36,917
Loss on extinguishment of debt	—	—		14,114		—
Net gain on sale of common stock of Enova	—	—		—		(1,299)
Adjusted EBITDA	$72,518	$72,918		$272,759		$223,986

Net Debt Ratio calculated as follows:
Total debt (outstanding principal)				$383,000		$337,000
Less: cash and cash equivalents				(110,408)		(73,148)
Net debt				$272,592		$263,852
Adjusted EBITDA				$272,759		$223,986
Net Debt Ratio			1.00	:1	1.18	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of property and equipment and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities, and adjusted free cash flow as free cash flow adjusted for merger related expenses paid that management considers to be non-operating in nature. Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles net cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Cash flow from operating activities	$91,316	$63,865	$247,808	$135,643
Cash flow from investing activities:
Loan receivables, net of cash repayments	56,220	67,189	29,766	45,824
Purchases of property and equipment (1)	(8,837)	(8,076)	(37,896)	(35,596)
Free cash flow	138,699	122,978	239,678	145,871
Merger related expenses paid, net of tax benefit	1,568	1,802	6,425	22,575
Adjusted free cash flow	$140,267	$124,780	$246,103	$168,446

(1)
Includes acquisitions of real estate at new or existing store locations totaling $3 million and $2 million for the three months ended March 31, 2018 and 2017, respectively, and $13 million for both the trailing twelve months ended March 31, 2018 and 2017.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.
The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	March 31,		Favorable /
	2018	2017	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	18.3	18.8	3%
Three months ended	18.8	20.4	8%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.4	7.3	(1)%
Three months ended	7.4	7.4	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	2,780	2,880	3%
Three months ended	2,859	2,921	2%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    ir.firstcash.com